UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 29, 2018

Constellation Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38584	26-1741721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 200 Cambridge, Massachusetts		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 714-0555

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2018, the Board of Directors (the “Board”) of Constellation Pharmaceuticals, Inc. (the “Company”), upon recommendation from the Nominating and Corporate Governance Committee of the Board, elected each of Elizabeth G. Trehu and Steven L. Hoerter as a member of the Board, effective as of September 4, 2018. Dr. Trehu will serve as a Class I director with a term expiring at the Company’s 2019 annual meeting of stockholders and thereafter until her successor has been duly elected and qualified or until her earlier death, resignation or removal. Mr. Hoerter will serve as a Class II director with a term expiring at the Company’s 2020 annual meeting of stockholders and thereafter until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Dr. Trehu and Mr. Hoerter have not yet been appointed to any committees of the Board. The Board has determined that Dr. Trehu and Mr. Hoerter are each “independent” as contemplated by the Nasdaq Stock Market and other governing laws and applicable regulations. The election of Dr. Trehu and Mr. Hoerter brings the size of the Board to eight members.

Dr. Trehu, age 58, has served as the chief medical officer of Jounce Therapeutics, Inc., a clinical stage immunotherapy company, since November 2015. Prior to joining Jounce, Dr. Trehu served as the chief medical officer of Promedior, Inc., a biotechnology company, from 2012 to November 2015. Previously, Dr. Trehu served as vice president, product development and medical affairs for Infinity Pharmaceuticals, Inc. from 2010 to 2012. Earlier in her career, Dr. Trehu served in a variety of roles for Genzyme Corporation, including as the vice president and general manager, hematology from 2009 to 2010, vice president and general manager of Clolar from 2008 to 2009 and vice president, global medical affairs of Genzyme Oncology from 2006 to 2008. From 2002 to 2006, Dr. Trehu served in a variety of positions at Millennium Pharmaceuticals, Inc., including as vice president of oncology global medical affairs in 2006. Dr. Trehu holds an M.D. from the New York University School of Medicine and an A.B. in English from Princeton University.

Mr. Hoerter, age 47, has served as the chief commercial officer of Agios Pharmaceuticals, a biopharmaceutical company, since February 2016. He has more than 20 years of global pharmaceutical and biotechnology experience, most recently having served, from August 2011 to February 2016, as executive vice president and chief commercial officer at Clovis Oncology, Inc., a biopharmaceutical company. There, Mr. Hoerter built and led the global commercial organization that developed go-to-market strategies for two oncology therapies. Before joining Clovis in August 2011, he was general manager and management center head at Roche Group for the Sub-Saharan Africa and Indian Ocean Region. From 2005 to 2010, Mr. Hoerter held a variety of positions at Genentech, Inc., including serving on the senior leadership team for Genentech’s bio-oncology business as senior director, pipeline development and commercial operations. Prior to that, Mr. Hoerter held commercial roles at Chiron Corporation and Eli Lilly and Company in the United States, Europe and Africa. Mr. Hoerter received his B.A. from Bucknell University, M.B.A. from Tilburg University and M.S. in management from Purdue University.

There are no arrangements or understandings between Dr. Trehu or Mr. Hoerter and any other persons pursuant to which they were elected as directors. There are no transactions in which either Dr. Trehu or Mr. Hoerter has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

Dr. Trehu and Mr. Hoerter will each receive compensation for their service as non-employee directors and, if applicable, for committee service in accordance with the Company’s director compensation program, a summary of which was filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-225822) filed with the Securities and Exchange Commission on June 22, 2018 (the “Registration Statement”), including the award of a one-time nonqualified stock option under the Company’s 2018 Equity Incentive Plan to purchase 26,342 shares of common stock, $0.0001 par value per share, of the Company (“Common Stock”) at an exercise price of $9.05 per share, which was equal to the closing price of the Common Stock on the Nasdaq Global Select Market on the effective date of Dr. Trehu’s and Mr. Hoerter’s election.

In connection with their election, the Company and each of Dr. Trehu and Mr. Hoerter will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.24 to the Registration Statement. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Dr. Trehu and Mr. Hoerter for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by them in any action or proceeding arising out of their service as a director of the Company.

A copy of the Company’s press release announcing Dr. Trehu’s and Mr. Hoerter’s election is furnished, but not filed, as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit relating to Item 5.02 shall be deemed to be furnished, and not filed:

99.1	Press Release dated September 4, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION PHARMACEUTICALS, INC.

Date: September 4, 2018	By:	/s/ Jigar Raythatha
		Name:	Jigar Raythatha
		Title:	President and Chief Executive Officer